Exhibit 99.1

               Cognex Corporation Announces Third Quarter Results;
  Machine Vision Company Reports Increases in Quarterly Revenue and Net Income

       NATICK, Mass.--(BUSINESS WIRE)--Oct. 18, 2004--

    Overview of the Quarter

    Cognex Corporation (NASDAQ: CGNX) today announced revenue for the third quarter ended October 3, 2004 of $55,412,000, and net income of $11,655,000, or $0.25 per diluted share. These results compare very favorably with both the comparable quarter in 2003 and with the prior quarter, as shown in the table below:


                                                         Earnings per
       Time Period             Revenue     Net Income    Diluted Share
----------------------------------------------------------------------
Current quarter: Q3-04       $55,412,000   $11,655,000      $0.25
----------------------------------------------------------------------
Prior year's quarter: Q3-03  $38,704,000    $5,138,000      $0.11
----------------------------------------------------------------------
Increase from Q3-03 to Q3-04          43%          127%       119%
----------------------------------------------------------------------
Prior quarter: Q2-04         $54,467,000   $10,878,000      $0.23
----------------------------------------------------------------------
Increase from Q2-04 to Q3-04           2%            7%         9%
----------------------------------------------------------------------


    For the nine months ended October 3, 2004, Cognex reported revenue of $158,048,000, a 46% increase over revenue of $108,214,000 reported for the same nine-month period a year ago. And, net income for the nine months ended October 3, 2004 increased 204% to $31,100,000, or $0.66 per diluted share, from $10,237,000, or $0.23 per diluted share, for the comparable period in 2003.
    "I am pleased with the results we reported for the third quarter of 2004," said Dr. Robert J. Shillman, Cognex's Chief Executive Officer and Chairman. "Quarterly revenue and profits increased on both a sequential basis as well as year-on-year. And, our reported net income for the quarter of $11,655,000 is in excess of 20% of revenue, which is a long-standing goal for Cognex."
    Dr. Shillman continued, "We would normally celebrate this quarter's superb results, but the significant softening in bookings that we experienced during the quarter from our OEM customers in the semiconductor and electronics industries has dampened our spirits. And, the slowdown in those industries will not be entirely offset by the increasing demand from our customers in other market segments. In view of that, our fourth quarter results will likely be quite good, but not as high as our earlier internal estimates."

    Details of the Quarter

    Statement of Operations Highlights - Third Quarter of 2004

    -- Revenue for the third quarter of 2004 increased 43% over the comparable quarter in 2003, and 2% on a sequential basis. The increase year-on-year is due to higher sales to capital equipment customers as well as end-users in the semiconductor and electronics industries. On a sequential basis, the increase is due to higher sales to customers who make capital equipment for the semiconductor industry.

    -- Gross margin was 73% in the third quarter of 2004 compared to 66% in the comparable quarter in 2003 and 71% in the prior quarter. Cost of revenue for the second and third quarters of 2004 as well as the third quarter of 2003 includes a benefit of $234,000, $422,000, and $296,000, respectively, relating to an inventory reserve recorded in the fourth quarter of 2001. Excluding this benefit, gross margin would have been 72% in the third quarter of 2004, 65% in the third quarter of 2003, and 70% in the prior quarter. The increase in gross margin, both year-on-year and sequentially, is due to higher sales volume as well as product mix.

    -- Research, Development & Engineering (R, D & E) spending in the third quarter of 2004 increased 5% from the comparable quarter in 2003, and was essentially flat on a sequential basis. The increase year-on-year is due to the accrual of anticipated company bonuses for 2004.

    -- Selling, General & Administrative (S, G & A) spending in the third quarter of 2004 increased 32% from the comparable quarter in 2003, and 3% on a sequential basis. The increase in S, G & A, both year-on-year and sequentially, is due to higher employee-related costs, including higher commissions resulting from the higher revenue level, the accrual of anticipated company bonuses for 2004, as well as investments in additional end-user sales personnel and marketing activities. Also adding to the year-on-year increase in S, G & A spending is the impact of foreign exchange rates on the company's international operations.

    -- The company reported a foreign currency loss of $502,000 in the third quarter of 2004, and a net gain of $73,000 for the first nine months of the year. The third quarter loss compares to a gain of $828,000 in the comparable quarter of 2003 and a loss of $50,000 in the prior quarter. The company recognizes foreign currency gains and losses on the revaluation and settlement of accounts receivable balances that are reported in one currency and collected in another.

    -- Investment and other income was $1,043,000 in the third quarter of 2004 compared to $1,145,000 in the comparable quarter of 2003 and $1,031,000 in the prior quarter. The decrease in investment and other income year-on-year is due to lower yields on cash and investment balances as well as lower realized gains on investments. Investment and other income increased slightly on a sequential basis due to the net effect of higher cash and investment balances offset by lower realized gains on investments.

    -- The effective tax rate was 29% in the third quarter of 2004 as compared to 31% in the comparable quarter of 2003 and 29% in the prior quarter. The decrease in the effective tax rate year-on-year is due to more of the company's profits being earned and taxed in lower tax jurisdictions in 2004 than in 2003.

    Balance Sheet Highlights - October 3, 2004

    -- Cognex's financial position remains strong at October 3, 2004, with over $380,000,000 in cash and investments and no debt. Cash and investments increased nearly $80,000,000 from the end of 2003, the net result of positive cash flow from operations and cash received from the exercise of employee stock options, less dividend payments of approximately $9,000,000.

    -- Days sales outstanding (DSO) for the third quarter of 2004 was 60 days, and remains within the company's targeted range.

    -- Inventories at October 3, 2004 increased by 8% from the end of 2003, and inventory turns in the third quarter were equal to a rate equivalent to 4.2 times per year.

    Business Trends and Financial Outlook

    -- For the third quarter of 2004, bookings decreased by 22% on a sequential basis, and the company's book-to-bill ratio was below 1.0 for the quarter. This decrease in bookings was due partially to the expected decrease in the end-user market during the seasonally soft summer months, and more significantly to a dramatic slowdown in orders from customers who make capital equipment for the semiconductor and electronic industries. As a result, Cognex expects revenue for the fourth quarter of 2004 to decrease on a sequential basis to between $42 million and $46 million. At that revenue level, gross margin is expected to be in the high 60% to 70% range. For the fourth quarter, operating expenses (R, D & E and S, G & A) are expected to be relatively flat on a sequential basis. The effective tax rate for the fourth quarter of 2004 is expected to be 29%. As a result of the above, earnings for the fourth quarter are expected to be between $0.10 and $0.14 per diluted share.

    Analyst Conference Call and Simultaneous Webcast

    Cognex Corporation will host a conference call to discuss its results for the third quarter of 2004, as well as its financial outlook, today at 5:00 p.m. eastern time. The telephone number for the live call is 800-770-5589 (or 973-935-2039 if outside the United States). A replay will begin tonight at approximately 7:00 p.m. eastern time and will run continuously for 72 hours. The telephone number for the replay is 877-519-4471 (or 973-341-3080 if outside the United States) and the access code is 5230486.
    Internet users can listen to a real-time audio broadcast of the conference call, as well as an archive replay of the call, on Cognex's website at http://www.cognex.com/investor/default.asp.

    About Cognex Corporation

    Cognex Corporation designs, develops, manufactures, and markets machine vision systems, or computers that can "see." Cognex is the world's leader in the machine vision industry, having shipped more than 225,000 machine vision systems, representing over $1.6 billion in cumulative revenue, since the company's founding in 1981. Cognex's Modular Vision Systems Division, headquartered in Natick, Massachusetts, specializes in machine vision systems that are used for automating the manufacture of a wide range of discrete items and for assuring their quality. Cognex's Surface Inspection Systems Division, headquartered in Alameda, California, specializes in machine vision systems that are used for inspecting the surfaces of products manufactured in a continuous fashion, such as metals, papers and plastics. In addition to its corporate headquarters in Natick, Massachusetts, Cognex also has regional offices located throughout North America, Japan, Europe, and Southeast Asia. Visit Cognex on-line at http://www.cognex.com.

    Forward-Looking Statement

    Certain statements made in this press release and its attachments, which do not relate solely to historical matters, are forward-looking statements. You can identify these forward-looking statements by use of the words "expects," "anticipates," "estimates," "believes," "projects," "intends," "plans," "will," "may," "shall" and similar words. These forward-looking statements, which include statements regarding business trends and the company's financial outlook, involve risks and uncertainties that could cause actual results to differ materially from those projected. Such risks and uncertainties include:
(1) global economic conditions that impact the capital spending trends of manufacturers in a variety of industries; (2) the cyclicality of the semiconductor and electronics industries; (3) the inability to achieve significant international revenue; (4) fluctuations in foreign exchange rates; (5) the loss of, or significant curtailment of purchases by, any one or more principal customers; (6) the reliance upon certain sole source suppliers to manufacture and deliver critical components for the company's products; and (7) the other risks detailed in the company's reports filed with the SEC, including the company's Form 10-K for the fiscal year ended December 31, 2003. You should not place undue reliance upon any such forward-looking statements, which speak only as of the date made. The company disclaims any obligation to update forward-looking statements after the date of such statements.


                          COGNEX CORPORATION
                       Statements of Operations
               (In thousands, except per share amounts)


                         Three Months Ended        Nine Months Ended
                     Oct. 3,    July 4, Sept. 28,  Oct. 3,   Sept. 28,
                        2004     2004     2003        2004     2003
                   ---------------------------------------------------
                            (unaudited)               (unaudited)

Revenue                $55,412  $54,467  $38,704    $158,048 $108,214

Cost of revenue         14,886   15,905   13,190      45,580   36,905
                   ---------------------------------------------------

Gross margin            40,526   38,562   25,514     112,468   71,309
     Percentage of
      revenue               73%      71%      66%         71%      66%

Research,
 development, and
 engineering
 expenses                6,552    6,655    6,246      20,105   18,492
     Percentage of
      revenue               12%      12%      16%         13%      17%

Selling, general,
 and administrative
 expenses               18,099   17,568   13,761      51,981   40,954
     Percentage of
      revenue               33%      32%      36%         33%      38%
                   ---------------------------------------------------

Operating income        15,875   14,339    5,507      40,382   11,863
     Percentage of
      revenue               29%      26%      14%         26%      11%

Foreign currency
 gain (loss)              (502)     (50)     828          73     (963)

Investment and
 other income            1,043    1,031    1,145       3,348    4,054
                   ---------------------------------------------------

Income before taxes     16,416   15,320    7,480      43,803   14,954

Income tax
 provision               4,761    4,442    2,342      12,703    4,717
                   ---------------------------------------------------

Net income             $11,655  $10,878   $5,138     $31,100  $10,237
     Percentage of
      revenue               21%      20%      13%         20%       9%
                   ===================================================

Net income per
 diluted common and
 common equivalent
 share                   $0.25    $0.23    $0.11       $0.66    $0.23

Diluted weighted-
 average common and
 common  equivalent
 shares outstanding     46,415   47,241   44,890      47,424   44,120

Cash dividends per
 common share            $0.08    $0.06    $0.06       $0.20    $0.06
                   ===================================================



                         COGNEX CORPORATION
                           Balance Sheets
                           (In thousands)


                                             October 3,   December 31,
                                                2004         2003
                                           ---------------------------
                                             (unaudited)
Assets

Cash and investments                           $382,193     $303,502

Accounts receivable                              37,495       26,697

Inventories                                      16,715       15,519

Property, plant, and equipment                   23,835       24,980

Other assets                                     57,259       61,835
                                          ---------------------------

Total assets                                   $517,497     $432,533
                                          ===========================

Liabilities and Stockholders' Equity

Current liabilities                             $60,035      $47,287

Other liabilities                                   248          252

Stockholders' equity                            457,214      384,994
                                          ---------------------------

Total liabilities and stockholders' equity     $517,497     $432,533
                                          ===========================



                          COGNEX CORPORATION
                   Additional Information Schedule
                        (Dollars in thousands)


                         Three Months Ended        Nine Months Ended
                      Oct. 3,   July 4, Sept. 28,  Oct. 3,   Sept. 28,
                        2004     2004     2003        2004     2003
                    --------------------------------------------------
                             (unaudited)              (unaudited)

Revenue                $55,412  $54,467  $38,704    $158,048 $108,214
                    ==================================================

Revenue by division:
  Modular Vision
   Systems Division         88%      85%      82%         87%      81%
  Surface Inspection
   Systems Division         12%      15%      18%         13%      19%
                    --------------------------------------------------
  Total                    100%     100%     100%        100%     100%
                    ==================================================

Revenue by
 geography:
  Japan                     41%      41%      35%         41%      35%
  United States             30%      31%      35%         30%      33%
  Europe                    24%      22%      24%         24%      24%
  Other                      5%       6%       6%          5%       8%
                    --------------------------------------------------
  Total                    100%     100%     100%        100%     100%
                    ==================================================

Revenue by industry:
  Semiconductor
   capital equipment        32%      29%      21%         32%      19%
  Electronics
   capital equipment        14%      15%      14%         14%      15%
  Surface inspection        12%      15%      18%         13%      19%
  Electronics other          9%      12%       9%         10%       9%
  Automotive                 9%       8%      11%          8%      12%
  Semiconductor
   other                     5%       6%       5%          5%       4%
  Other                     19%      15%      22%         18%      22%
                    --------------------------------------------------
  Total                    100%     100%     100%        100%     100%
                    ==================================================

Revenue by product:
  PC-based vision systems   51%      50%      46%         50%      45%
  Vision sensors            27%      27%      29%         28%      27%
  Surface inspection
   vision systems            9%      11%      13%         10%      14%
  Service                   13%      12%      12%         12%      14%
                    --------------------------------------------------
  Total                    100%     100%     100%        100%     100%
                    ==================================================

Number of new
 customer accounts:
  End user                 229      257      226         677      655
  Original equipment
   manufacturer             26       32       30          95       89
                    --------------------------------------------------
  Total                    255      289      256         772      744
                    ==================================================



    CONTACT: Cognex Corporation
             Susan Conway, 508-650-3353